Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

November 13, 2015

HCA Inc.

One Park Plaza

Nashville, Tennessee 37203

Ladies and Gentlemen:

We have acted as counsel to HCA Inc., a Delaware corporation (the “Company”), and HCA Holdings, Inc., a Delaware corporation and the direct parent of the Company (“Holdings”), in connection with the Registration Statement on Form S-3 (File No. 333-201463) (the “Registration Statement”), filed by the Company and Holdings with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance thereunder by the Company of $1,000,000,000 aggregate principal amount of 5.875% Senior Notes due 2026 (the “Notes”), unconditionally guaranteed (the “Guarantee”) on a senior unsecured basis by Holdings, pursuant to the Underwriting Agreement, dated November 9, 2015 (the “Underwriting Agreement”), among the Company, Holdings and the underwriters named therein.

We have examined the Registration Statement as it became effective under the Act; the prospectus, dated January 13, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated November 9, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Company and Holdings pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; the Indenture, dated as of August 1, 2011 (the “Base Indenture”), among the Company, Holdings, Law Debenture Trust Company of New York, as trustee (the

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“Trustee”), and Deutsche Bank Trust Company Americas, as registrar, paying agent and transfer agent (in each capacity, the “Registrar”), as supplemented by the Supplemental Indenture No. 13, dated as of November 13, 2015 (together with the Base Indenture, the “Indenture”), among the Company, Holdings, the Trustee and the Registrar, relating to the Notes; duplicates of the global notes representing the Notes; and the Underwriting Agreement.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and Holdings.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee and the Registrar.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Assuming due authentication of the Notes by the Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	Assuming due authentication of the Notes by the Trustee, and upon payment and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantee will constitute a valid and legally binding obligation of Holdings, enforceable against Holdings in accordance with its terms.

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Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of Holdings filed with the Commission in connection with the offer and sale of the Notes and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP